Exhibit 10.2
KIMBALL ELECTRONICS, INC.
ANNUAL PERFORMANCE SHARE AWARD

This Annual Performance Share Award (the “APSA”) dated March 30, 2015 is awarded by Kimball Electronics, Inc. (“Company”), an Indiana corporation, to _______________________________ (“Participant”) pursuant to the terms of the Company’s 2014 Stock Option and Incentive Plan (“Plan”).
WHEREAS, the Compensation & Governance Committee of the Company (“Committee”) believes it to be in the best interests of the Company and its shareowners for its managers to obtain or increase their shareowner interests in the Company in order that they will have a greater incentive to work for and manage the Company’s affairs in such a way that its shares may become more valuable, thereby aligning the personal interests of Participants with the Company shareowners; and
WHEREAS, the Participant is employed by the Company or one of its subsidiaries;
NOW, THEREFORE, in consideration of these premises and of services to be performed by the Participant, the Company hereby makes this APSA to the Participant on the following terms and conditions hereafter expressed and subject to the terms of the Plan.
AWARD
The Company hereby awards to the Participant a total of __________________________ (__________) shares of Common Stock (“Common Stock”) of the Company.
EXPIRATION OF AWARD
The APSA expires upon the final grant of shares or forfeiture of award, as the case may be, pursuant to the terms of this Agreement.
SHARES OF AWARD
Shares of the APSA received will be determined by the bonus percentage computed under the Company’s 2014 Profit Sharing Incentive Bonus Plan (“Bonus Plan”) for the fiscal year ended June 30, 2015, for the Participant at the Category 1 bonus level (“Bonus Percent”). Shares granted are determined by multiplying the shares awarded times the Bonus Percent. In computing the shares received, the shares will be rounded down to a full share excluding any fractional shares. The resulting shares will be granted within 2 ½ months after the end of the Company's fiscal year.

FORFEITURE OF AWARD
To be granted shares under the terms of this APSA, the Participant must be a full time and eligible employee of the Company at the time shares are granted, except for:

•	Death.

•	Permanent Disability.

•	Retirement after attaining the minimum retirement age under the governmental retirement system for the applicable country (age 62 in the U.S.).

•	Determination of Ineligibility by the Company.
If during the period of July 1, 2014, through June 30, 2015, a Participant’s employment is terminated because of Death, Permanent Disability, or Retirement, or Ineligibility is Determined, the Participant’s shares are determined by multiplying the APSA shares computed for the fiscal year ending June 30, 2015, by a fraction determined by:

•
Numerator = number of months in the current fiscal year that the Participant was a full time and eligible employee, including the month in which the termination of employment or eligibility ends, which shall be considered a full month.

•	Denominator = 12 months.
In such cases, the Participant’s (or beneficiary, in the event of Participant’s death) shares will be granted within 2 ½ months after the end of the Company’s fiscal year.
TAXES
The taxable value of the shares granted will be the number of shares received multiplied by the share price (determined under the applicable tax regulations) as of the date of the issuance.
Taxes due will be satisfied by having shares withheld equal in value to the minimum amount of federal, state and local taxes required by the taxing authorities.
The value of the shares withheld will be determined by using the appropriate method under applicable tax regulations.
RESTRICTIONS ON GRANTED SHARES
There will be no restrictions on the shares of Common Stock granted under the APSA.

NON-TRANSFERABILITY - DEATH
This APSA is not transferable by the Participant otherwise than by will or the laws of descent and distribution.
SHARE CHANGES
If the Company shall at any time change the number of shares of its Common Stock without new consideration to the Company (such as by stock dividend or stock split), the total number of shares subject to the APSA hereunder shall be changed in proportion to the change in issued shares. If, during the term of this APSA, the Common Stock of the Company shall be changed into another kind of securities of the Company or into cash, securities, or evidences of indebtedness of another corporation, other property, or any combination thereof, whether as a result of reorganization, sale, merger, consolidation, or other similar transaction, the Company shall cause adequate provision to be made whereby the Participant shall thereafter be entitled to receive, upon expiration of the APSA, the cash, securities, evidences of indebtedness, other property, or any combination thereof, the Participant would have been entitled to receive for Common Stock acquired through this APSA immediately prior to the effective date of such transaction. If appropriate, the number of shares of this APSA following such reorganization, sale, merger, consolidation, or other similar transaction, may be adjusted in each case in such equitable manner as the Committee may select.
AMENDMENT
In the event any new modifications or changes are made to existing laws that render any or all of this Agreement illegal or unenforceable, this Agreement may be amended to the extent necessary in order to carry out the intention of the APSA to the Participant. The Committee may amend this Agreement in other respects, without the Participant's consent, if the amendment will not have an adverse effect on the Participant's rights under this Agreement as in effect immediately before the amendment.
PLAN CONTROLLING
The APSA is subject to all of the terms and conditions of the Plan except to the extent that those terms and conditions are supplemented or modified by this Agreement as authorized by the Plan. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Plan. All determinations and interpretations of the Committee shall be binding and conclusive upon the Participant and his or her legal representatives.

QUALIFICATION OF RIGHTS
Neither this Agreement nor the existence of the APSA shall be construed as giving the Participant any right (a) to be retained as an employee of the Company; or (b) as a shareholder with respect to the shares of Common Stock underlying the APSA until the certificates for the Common Stock have been issued and delivered to the Participant.
GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.
SUCCESSORS AND ASSIGNS
This agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties, subject to the other provisions hereof.
WAIVER
The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
TITLES
Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Agreement.
IN WITNESS WHEREOF, the Company and the Participant have agreed to the terms and conditions of this Award all as of the day and date first above written.

KIMBALL ELECTRONICS, INC.

By:	/s/ John H. Kahle	By:

Name:	John H. Kahle		Participant
Title:	Vice President, Secretary

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